                                                                    EXHIBIT 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Numatics, Incorporated
Years ended December 31, 2001, 2000 and 1999 with Report of Independent Auditors

                             Numatics, Incorporated

                        Consolidated Financial Statements


                  Years ended December 31, 2001, 2000 and 1999




                                    Contents

Report of Independent Auditors..............................................   1

Audited Consolidated Financial Statements

Consolidated Balance Sheets.................................................   2
Consolidated Statements of Operations.......................................   4
Consolidated Statements of Stockholders' Deficiency.........................   5
Consolidated Statements of Cash Flows.......................................   6
Notes to Consolidated Financial Statements..................................   7

                         Report of Independent Auditors


Board of Directors
Numatics, Incorporated


We have audited the accompanying consolidated balance sheets of Numatics, Incorporated and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule included as Item 14(a)(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Numatics, Incorporated and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                       /s/ Ernst & Young LLP

Detroit, Michigan
March 14, 2002
except for Note 2, as to which
the date is March 29, 2002

                             Numatics, Incorporated

                           Consolidated Balance Sheets


                                                                 December 31
                                                            2001            2000
                                                       ------------------------------
Assets
    Current assets:
      Cash and cash equivalents                        $   1,895,027    $     975,267
      Trade receivables, less allowances of $436,000
          in 2001 and $177,000 in 2000                    17,415,420       22,026,782
      Inventories                                         33,119,341       38,720,178
      Income taxes receivable                                352,541               --
      Deferred income taxes                                  755,699               --
      Other current assets                                 2,827,120        4,017,431
                                                       ------------------------------
Total current assets                                      56,365,148       65,739,658


Other assets:
    Goodwill, net of accumulated amortization              4,815,941        5,457,280
    Other intangible assets, net of accumulated
       amortization                                        6,102,917        4,367,697
    Deferred income taxes                                  3,386,779        2,729,070
    Investment in unconsolidated affiliates                2,199,919        2,205,887
    Other                                                    881,209          504,515
                                                       ------------------------------
                                                          17,386,765       15,264,449
                                                       ------------------------------

Properties:
    Land                                                   1,351,037        1,368,191
    Buildings and improvements                            15,144,096       14,930,759
    Machinery and equipment                               53,165,838       52,102,336
                                                       ------------------------------
                                                          69,660,971       68,401,286
    Less accumulated depreciation                        (38,470,241)     (34,840,557)
                                                       ------------------------------
                                                          31,190,730       33,560,729
                                                       ------------------------------
                                                       $ 104,942,643    $ 114,564,836
                                                       ==============================


                                                                       December 31
                                                                  2001            2000
                                                             ------------------------------
Liabilities and accumulated deficiency
Current liabilities:
    Accounts payable trade                                   $   5,237,846    $   8,987,113
    Accrued interest                                             3,382,493        2,977,533
    Other accrued expenses                                       1,377,074        1,557,401
    Compensation and employee benefits                           2,346,072        4,250,959
    Income and single business tax                                 704,467          132,613
    Current portion of long-term debt                            1,980,418        3,550,942
                                                             ------------------------------
Total current liabilities                                       15,028,370       21,456,561

Long-term debt, less current portion                           159,866,260      160,647,846
Deferred retirement benefits                                     8,127,205        6,566,256
Deferred income taxes                                              260,643            1,817

Minority interest in subsidiaries (redeemable at $475,074
    in 2001 and $559,905 in 2000 upon the happening
    of certain events outside the control of the Company)          397,576          742,682

Stockholders' deficiency:
    Common stock $.01 par value, 9,950,000 shares
      authorized; 2,607,318 shares outstanding at 2001
      and 2,659,575 shares outstanding at 2000
      and related additional paid in capital                     4,602,151        4,602,151
    Treasury stock                                              (1,089,996)              --
    Accumulated deficiency                                     (80,656,187)     (78,872,498)
    Accumulated other comprehensive loss                        (1,593,379)        (579,979)
                                                             ------------------------------
                                                               (78,737,411)     (74,850,326)
                                                             ------------------------------
                                                             $ 104,942,643    $ 114,564,836
                                                             ==============================

See accompanying notes.

                             Numatics, Incorporated

                      Consolidated Statements of Operations


                                                              Year ended December 31
                                                     2001             2000             1999
                                                 -----------------------------------------------
Net sales                                        $ 113,563,076    $ 145,860,578    $ 140,120,460

Costs and expenses:
    Cost of products sold                           70,527,947       92,327,624       87,685,619
    Marketing, engineering, general and
      administrative                                27,427,506       34,350,350       31,842,790
    Single business tax                                (61,531)         219,000          391,693
                                                 -----------------------------------------------
Operating income                                    15,669,154       18,963,604       20,200,358

Other expenses:
    Interest and other financing expenses           16,345,183       16,818,635       16,061,893
    Other                                            1,176,201        1,729,509        1,732,388
                                                 -----------------------------------------------
    Income (loss) before income taxes and
      extraordinary item                            (1,852,230)         415,460        2,406,077
    Income taxes                                      (372,359)       1,074,700        1,520,449
                                                 -----------------------------------------------
    Income (loss) before extraordinary item         (1,479,871)        (659,240)         885,628
    Extraordinary item-early extinguishment of
      debt, net of income taxes of $148,000           (303,818)              --               --
                                                 -----------------------------------------------
    Net income (loss)                            $  (1,783,689)   $    (659,240)   $     885,628
                                                 ===============================================

See accompanying notes.

                             Numatics, Incorporated

               Consolidated Statements of Stockholders' Deficiency


                                           Class A Common Stock
                                          And Related Additional                                      Accumulated
                                         Paid in Capital $.01 par                                        Other
                                       9,950,000 Shares Authorized     Treasury      Accumulated     Comprehensive     Total
                                          Shares         Amount          Stock       Deficiency          Loss          Amount
                                      ------------------------------------------------------------------------------------------
Balance, January 1, 1999                2,659,575    $  4,602,151                   $(79,098,886)   $   (794,943)   $(75,291,678)
    Net income for 1999                                                                  885,628                         885,628
    Equity adjustment from
      foreign currency translation                                                                       511,649         511,649
                                                                                                                    ------------
Comprehensive income for 1999                                                                                          1,397,277
                                      ------------------------------------------------------------------------------------------
Balance, December 31, 1999              2,659,575       4,602,151                    (78,213,258)       (283,294)    (73,894,401)
    Net loss for 2000                                                                   (659,240)                       (659,240)
    Equity adjustment from
      foreign currency translation                                                                      (296,685)       (296,685)
                                                                                                                    ------------
Comprehensive income for 2000                                                                                           (955,925)
                                      ------------------------------------------------------------------------------------------
Balance, December 31, 2000              2,659,575       4,602,151                    (78,872,498)       (579,979)    (74,850,326)
    Net loss for 2001                                                                 (1,783,689)                     (1,783,689)
    Equity adjustment from
      foreign currency translation                                                                      (460,692)       (460,692)
    Minimum pension liability                                                                           (552,708)       (552,708)
                                                                                                                    ------------
    Comprehensive loss for 2001                                                                                       (2,797,089)
    Purchase of treasury stock            (52,257)                    (1,089,996)                                     (1,089,996)
                                      ------------------------------------------------------------------------------------------
Balance, December 31, 2001              2,607,318    $  4,602,151   $ (1,089,996)   $(80,656,187)   $ (1,593,379)   $(78,737,411)
                                      ==========================================================================================

See accompanying notes.

                             Numatics, Incorporated

                      Consolidated Statements of Cash Flows


                                                                   Year ended December 31
                                                            2001            2000            1999
                                                       --------------------------------------------
Operating activities
Net income (loss)                                      $ (1,783,689)   $   (659,240)   $    885,628
Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
     Depreciation                                         4,171,263       4,776,189       4,358,586
     Amortization                                         1,316,476       1,360,625       1,085,516
     Extraordinary item-early extinguishment of debt        303,818              --              --
     Minority interest in subsidiary earnings              (345,106)         58,695         129,164
     Deferred taxes                                        (838,405)       (130,409)       (823,918)
     Deferred retirement benefits                           834,350       1,082,417         970,544
     Unrealized foreign currency losses                     396,079       1,198,647       1,230,560
     Changes in operating assets and liabilities:
       Trade receivables                                  4,253,845       1,519,637      (2,409,608)
       Inventories                                        5,111,469      (4,095,810)     (2,899,892)
       Other current accounts                               856,479         387,962        (937,132)
       Accounts payable and accrued expenses             (3,107,204)     (1,584,399)      1,312,751
       Compensation and employee benefits                (2,035,584)       (194,740)       (374,620)
       Income and single business taxes                     276,310        (573,796)      1,766,856
                                                       --------------------------------------------
Net cash provided by operating activities                 9,410,101       3,145,778       4,294,435

Investing activities
Capital expenditures                                     (1,971,524)     (5,587,854)     (6,406,979)
Other investments                                           (41,264)        257,515           3,685
                                                       --------------------------------------------
Net cash used in investing activities                    (2,012,788)     (5,330,339)     (6,403,294)

Financing activities
Proceeds from long-term borrowings                       39,366,312       2,455,603       3,036,846
Debt repayments                                         (42,820,418)       (469,061)       (608,522)
Debt issuance costs                                      (3,027,017)             --          74,173
Extraordinary item (extinguishment of debt)                (303,818)             --              --
                                                       --------------------------------------------
Net cash provided by (used in) financing activities      (6,784,941)      1,986,542       2,502,497
Effect of exchange rate changes on cash                     307,388        (378,777)         37,283
                                                       --------------------------------------------
Net increase (decrease) in cash and cash equivalents        919,760        (576,796)        430,921
Cash and cash equivalents at beginning of year              975,267       1,552,063       1,121,142
                                                       --------------------------------------------
Cash and cash equivalents at end of year               $  1,895,027    $    975,267    $  1,552,063
                                                       ============================================

See accompanying notes.

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements

                                December 31, 2001


1. Significant Accounting Policies

Nature of the Business

The Company develops and manufactures pneumatic components for automated machinery used in various industries.

Principles of Consolidation

The consolidated financial statements include the accounts of Numatics, Incorporated, its wholly owned subsidiaries and its majority owned subsidiaries (the "Company") after elimination of intercompany accounts, transactions and profits.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company sells its products principally to domestic and international distributors. Management performs ongoing evaluations of its accounts receivable, and credit losses have been minimal and within management's expectations.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market, with cost determined by use of the first-in, first-out method.

                             Numatics, Incorporated

1. Significant Accounting Policies (continued)

Deferred Tax Asset

Realization of the net deferred tax asset is primarily dependent on tax planning strategies and future taxable income. Based on consideration of historical and future earnings before income taxes, the Company believes it is more likely than not that the net deferred tax asset will be realized. The Company will evaluate its deferred taxes and the need for any related valuation allowance quarterly. If at any time the Company believes that current or future taxable income will not support the basis for recognizing the benefit of the deferred tax asset, a valuation allowance will be provided accordingly.

Properties and Depreciation

Properties are stated on the basis of cost and are depreciated over their estimated useful lives ranging from three to forty years, principally by the straight-line method. Expenditures for repairs and maintenance which do not extend the life of the asset are expensed as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred taxes are provided for the temporary differences between financial statement and income tax accounting.

Environmental Liabilities

The Company recognizes estimated environmental liabilities when a loss is probable. Such liabilities are generally not subject to insurance coverage. The Company's environmental liabilities were not material as of December 31, 2001 and 2000.

Revenue Recognition

The Company recognizes revenue when goods are shipped to the customer, which is when legal title is transferred.

Fair Value of Financial Instruments

At December 31, 2001, the carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and investments approximate fair value.

                             Numatics, Incorporated

1. Significant Accounting Policies (continued)

Currency Translation

Exchange adjustments related to international currency transactions are presented in the Consolidated Statements of Operations. Translation adjustments of international subsidiaries are presented in the consolidated financial statements as a component of accumulated other comprehensive income.

Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company adopted this statement on January 1, 2001 with no material effect on the Company's financial statements.

Stock-Based Compensation

The Company grants stock options for a fixed number of shares to directors, executives and key employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly, recognize no compensation expense for the stock option grants.

New Accounting Pronouncements

In the first quarter of 2002, the Company expects to adopt FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets, with no material effect on the Company's financial statements.

Extraordinary Item

As a result of certain financing transactions, the Company incurred extraordinary losses on the early extinguishment of debt of $304,000, net of related tax benefits of $148,000 in 2001.

                             Numatics, Incorporated

2. Long-Term Debt

The Company's long-term debt consisted of the following:

                                                                                December 31
                                                                            2001           2000
                                                                        ---------------------------
Senior subordinated notes due in 2008 bearing interest at 9.625%        $115,000,000   $115,000,000
Term loans payable in U.S. dollars in minimum monthly installments of $119,250 plus interest at the greater of prime plus 6.5% or 12%
   (12% at December 31, 2001), due in 2006                                14,234,719             --
Term loans payable in U.S. dollars with no principal installments and
   interest at 19%, due in 2006                                           17,000,000             --
Term loans refinanced during 2001                                                 --     26,456,417
Revolving notes payable (refinanced during 2001), bearing interest at
   prime (4.75% at December 31, 2001), due in 2004                        11,475,895     19,465,478
Williamston County Tennessee Industrial Revenue Bond                       2,500,000      2,500,000
Other                                                                      1,636,064        776,893
                                                                        ---------------------------
                                                                         161,846,678    164,198,788
Less current maturities                                                    1,980,418      3,550,942
                                                                        ---------------------------
                                                                        $159,866,260   $160,647,846
                                                                        ===========================

In 1998, Numatics, Inc. issued $115,000,000 of senior subordinated notes due in 2008 and replaced the then existing credit agreements with banks.

The Company entered into new credit agreements in 2001, replacing existing credit agreements, which included two term loans and a revolving note payable in U.S. dollars. Amounts due under the credit agreements are senior to amounts due under the senior subordinated notes due in 2008. The credit agreements provide for the calculation of interest based on prime, prime plus a fixed rate or a fixed rate. The revolving loan agreements define a formula for a borrowing base and establish maximum borrowing amounts ($26,000,000 in the U.S. and $4,000,000 in Canada). The credit agreements contain various covenants including requirements for minimum earning levels, leverage ratios, and certain dividend restrictions. The Company was in compliance with all covenants as of and for the period ended December 31, 2001. The financial covenants were amended on March 29, 2002.

The Company has pledged substantially all of its tangible and intangible assets as collateral for the debt outstanding.

Minimum contractual maturities of long-term liabilities for the years following 2001 are as follows: 2002--$1,980,000; 2003--$2,166,000; 2004--$13,423,000;
thereafter--$144,278,000. In addition, the Company is required to make a payment on the term A loan in an amount equal to 25% of excess cash flow, as defined in the agreements.

Interest paid approximated $16,345,000 in 2001, $16,819,000 in 2000 and $16,062,000 in 1999.

                             Numatics, Incorporated

3. Goodwill and Other Intangible Assets

Intangible assets at December 31 were comprised of the following:

                                                                  Amortization
                                                                     Period
                                         2001          2000          (years)
                                     -------------------------------------------

   Product drawings                  $ 1,090,000   $ 1,090,000         15
   Deferred financing cost             7,588,160     6,024,462       5 to 10
   Goodwill                            7,748,496     8,228,029         25
                                     -------------------------
                                      16,426,656    16,363,491
   Less accumulated amortization       5,507,798     6,538,514
                                     -------------------------
                                     $10,918,858   $ 9,824,977
                                     =========================

The Company periodically evaluates intangible assets for indicators of impairment in value. If impairment is indicated, the Company evaluates its related undiscounted cash flows and, if appropriate, revalues the asset based on its fair value.

4. Income Taxes

The components of income before income taxes and extraordinary item consisted of the following:

                                     2001              2000              1999
                                ------------------------------------------------

       Domestic                 $(2,941,000)      $(1,654,000)      $ 2,811,000
       International              1,089,000         2,069,000          (405,000)
                                -----------------------------------------------
                                $(1,852,000)      $   415,000       $ 2,406,000
                                ===============================================

                             Numatics, Incorporated

4. Income Taxes (continued)

Significant components of the provision for income taxes are as follows:

                                     2001              2000             1999
                                ------------------------------------------------
      Current:
        Federal                 $  (138,000)      $  (314,000)      $ 1,702,000
        Foreign                     919,000         1,570,000           632,000
                                ------------------------------------------------
                                $   781,000         1,256,000         2,334,000
      Deferred (credit):
        Federal                 $(1,130,000)          (21,000)         (608,000)
        Foreign                     (23,000)         (160,000)         (206,000)
                                ------------------------------------------------
                                 (1,153,000)         (181,000)         (814,000)
                                ------------------------------------------------
                                $  (372,000)      $ 1,075,000       $ 1,520,000
                                ===============================================

The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax expense is:

                                            2001           2000          1999
                                        ----------------------------------------

   Income taxes at U.S. statutory rate  $  (710,000)   $   141,000   $   818,000
   International rate differences           236,000        350,000       167,000
   Other                                    102,000        584,000       535,000
                                        ----------------------------------------
                                        $  (372,000)   $ 1,075,000   $ 1,520,000
                                        ========================================

                             Numatics, Incorporated

4. Income Taxes (continued)

No provision for U.S. federal income taxes has been made on the undistributed earnings of the Canadian subsidiary for which earnings are considered permanently invested ($7,000,000 at December 31, 2001, $6,541,000 at December 31, 2000 and $5,445,000 at December 31, 1999).

Significant components of the Company's deferred tax assets and liabilities as of December 31 were as follows:

                                                      2001          2000
                                                   ------------------------
     Deferred tax assets:
          Intangible amortization                  $1,282,000    $1,543,000
          Deferred compensation                     3,072,000     2,614,000
          Inventory                                    39,000            --
          Other deferred assets                       407,000       294,000
          Net operating loss carryforward           1,478,000       467,000
                                                   ------------------------
                                                    6,278,000     4,918,000

     Deferred tax liabilities:
          Depreciation                              2,356,000     1,967,000
          Inventory                                        --       182,000
          Other deferred liabilities                   40,000        40,000
                                                   ------------------------
     Total deferred tax liabilities                 2,396,000     2,189,000
                                                   ------------------------
     Net deferred tax assets                       $3,882,000    $2,729,000
                                                   ========================

The Company's net operating loss carryforwards at December 31, 2001 exist in the United States, which expire in 2021, and Germany, which have no expiration date. The net operating loss carryforwards at December 31, 2000 existed primarily in Germany.

The following table summarizes the Company's total provision for income taxes:

                                                    2001           2000         1999
                                                ----------------------------------------
     Income tax expense (benefit) before
         extraordinary item                     $  (372,000)   $ 1,075,000   $ 1,520,000
     Income tax benefit on extraordinary item      (148,000)            --            --
                                                ----------------------------------------
                                                $  (520,000)   $ 1,075,000   $ 1,520,000
                                                ========================================

No income taxes were paid in 2001. Income taxes paid approximated $1,328,000 in 2000 and $1,640,000 in 1999.

                             Numatics, Incorporated

5. Employee Benefit Plans

The Company has noncontributory defined benefit pension plans covering substantially all United States hourly employees. Benefits of the plans are based on years of service. The Company's funding policy is consistent with the funding requirements of laws and regulations.

The Company also provides postretirement benefits for certain domestic employees covered under Company-sponsored benefit plans. Participants in these plans may become eligible for these benefits if they reach normal retirement age while working for the Company. The Company's policy is to fund benefit costs as they are provided, with retirees paying a portion of the costs.

Components of net periodic benefit cost are:

                                                  Pension Benefits        Postretirement Benefits
                                                 2001          2000          2001         2000
                                             ---------------------------------------------------
Service cost                                 $  203,391    $  170,713    $  185,712   $  252,806
Interest cost                                   614,030       574,784       657,310      708,299
Expected return on assets                      (695,043)     (672,775)           --           --
Amortization of unrecognized transition
   obligation                                        --            --       265,789      265,789
Amortization of unrecognized prior service
   cost                                          62,437        62,437        72,456       72,456
                                             ---------------------------------------------------
Net periodic benefit cost                    $  184,815    $  135,159    $1,181,267   $1,299,350
                                             ===================================================

                             Numatics, Incorporated

5. Employee Benefit Plans (continued)

Changes in benefit obligation are:

                                                  Pension Benefits           Postretirement Benefits
                                                 2001           2000           2001           2000
                                            --------------------------------------------------------
Benefit obligation at beginning of year     $ 7,792,215    $ 7,423,378    $ 9,385,646    $ 8,777,322
Service cost                                    203,391        170,713        185,712        252,806
Interest cost                                   614,030        574,784        657,310        708,299
Actuarial (gain)/loss                            54,857        (85,553)    (1,211,473)       101,939
Benefits paid                                  (306,596)      (291,107)      (356,499)      (454,720)
                                            --------------------------------------------------------
Benefit obligation at end of year           $ 8,357,897    $ 7,792,215    $ 8,660,696    $ 9,385,646
                                            ========================================================

Changes in plan assets are:

                                                  Pension Benefits           Postretirement Benefits
                                                 2001           2000           2001           2000
                                            --------------------------------------------------------
Fair value of assets at beginning of year   $ 7,817,045    $ 7,431,818    $        --    $        --
Actual return on assets                          (3,732)        72,822             --             --
Contributions                                   262,215        603,512             --             --
Benefits paid                                  (306,596)      (291,107)            --             --
                                            --------------------------------------------------------
Fair value of assets at end of year         $ 7,768,932    $ 7,817,045    $        --    $        --
                                            ========================================================

Funded status of the plans is:

                                                  Pension Benefits           Postretirement Benefits
                                                 2001           2000           2001           2000
                                            --------------------------------------------------------
Funded status as of end of year             $  (588,965)   $    24,830    $(8,660,696)   $(9,385,646)
Unrecognized transition                              --             --      3,455,263      3,721,052
Unrecognized prior service cost                 330,059        392,496        647,763        720,219
Unrecognized net (gain)/loss                    684,979        (68,653)      (584,513)       626,960
                                            --------------------------------------------------------
Prepaid (accrued) benefit cost              $   426,073    $   348,673    $(5,142,183)   $(4,317,415)
                                            ========================================================

                             Numatics, Incorporated

5. Employee Benefit Plans (continued)

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $7,496,000, $7,496,000 and $6,860,000, respectively, as of December 31, 2001.

Amounts recognized for pension benefits in the consolidated balance sheets consist of:


                                                       December 31
                                                   2001           2000
                                                ---------       ---------
        Prepaid benefit cost                    $ 426,073       $ 348,673
        Accrued benefit liability                (923,983)       (310,816)
        Intangible asset                          319,331         310,816
        Accumulated other comprehensive
           income, pretax                         604,652              --
                                                -------------------------
        Net amount recognized                   $ 426,073       $ 348,673

The discount rate used in determining the present value of the accumulated postretirement and pension benefit obligation was 8% in 2001 and 2000. The expected long-term rate of return on pension assets was 8% in 2001 and 2000. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6.89% declining by .30% per year to an ultimate rate of 6% in 2004. If the assumed healthcare cost trend rate was increased 1% in all future years, the accumulated postretirement benefit obligation would increase by $532,633 and the related expense would increase by $52,352. If the assumed healthcare cost trend rate was decreased 1% in all future years, the accumulated postretirement benefit obligation would decrease by $466,812 and the related expense would decrease by $45,439.

The Company also sponsors a defined benefit pension plan covering substantially all employees at its Canadian subsidiary.

The Company has a noncontributory defined contribution pension plan covering all United States salaried employees. The Company also has a contributory 401(k) Plan, whereby the Company matches certain employee contributions. Contributions to the defined contribution plan are based on compensation. Total defined contribution expense was $249,000, $610,000 and $545,000 for 2001, 2000 and
1999, respectively.

                             Numatics, Incorporated

6. Shareholders' Equity

The common stock of the Company was split on the basis of 125 shares with a par value of $.01 per share for each issued and outstanding share effective May 15, 2000. In connection with the stock split, the authorized share capital was changed from the previously authorized 250,000 shares of common stock of the Company to 9,950,000 shares of common stock with a $.01 par value.

During 2001, the Company purchased 52,257 shares of treasury stock for $1,089,996 through the issuance of notes payable to the former shareholder.

The Numatics, Incorporated Stock Incentive Plan (the "Plan") is intended to provide incentive compensation to certain key managers and employees and directors of the Company or any Affiliated Entity. The Company adopted its Plan, which permits the grant of options to purchase up to 200,000 shares of common stock, on June 29, 2000. Options granted under the Plan vest over a five-year period. During the year ended December 31, 2001, no options were granted. At December 31, 2001 options for 27,200 shares were exercisable at $17.50, while 132,000 shares were available for future grant.

The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, additional compensation expense of $54,000 would have been recognized in 2001.

The fair values of stock options, as disclosed above, were estimated as of the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2001: risk-free interest rate of 6%; a dividend yield of 0%; volatility factor of the expected market price of our common stock of 0%; and a weighted average expected life of the options of 5 years. For purposes of the pro forma disclosures required under SFAS No. 123, the estimated fair value of the options is amortized over the options' vesting period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                             Numatics, Incorporated

7. Segment and Geographic Information

Operating segments are defined as components of an enterprise with separate financial information available that is evaluated regularly by the chief operating decision-makers. The Company reports it segments based on geographic area. The operating segments' accounting policies are consistent with those described in Note 1.

Financial information, summarized by geographic area, is as follows:

                                            2001            2000            1999
                                      ---------------------------------------------
     Net sales:
          North America               $  93,993,279   $ 123,986,415   $ 118,849,473
          International                  19,569,797      21,874,163      21,270,987
                                      ---------------------------------------------
                                      $ 113,563,076   $ 145,860,578   $ 140,120,460
                                      =============================================


                                            2001            2000            1999
                                      ---------------------------------------------
     Depreciation and amortization:
          North America               $   4,930,270   $   5,554,334   $   4,863,316
          International                     557,469         582,480         580,786
                                      ---------------------------------------------
                                      $   5,487,739   $   6,136,814   $   5,444,102
                                      =============================================


                                            2001            2000            1999
                                      ---------------------------------------------
     Operating Income:
          North America               $  14,537,406   $  18,179,347   $  20,946,152
          International                   1,131,748         784,257        (745,794)
                                      ---------------------------------------------
                                      $  15,669,154   $  18,963,604   $  20,200,358
                                      =============================================


                                            2001            2000
                                      -----------------------------
     Long-lived Assets
          North America               $  29,007,530   $  30,948,393
          International                   3,064,409       3,116,851
                                      -----------------------------
                                      $  32,071,939   $  34,065,244
                                      =============================

                             Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries

The $115 million of 9-5/8% senior subordinated notes issued by Numatics, Inc. in 1998 are guaranteed by the Company's United States subsidiaries in which it owns 100% of the voting stock. Each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes.

The following supplemental consolidating condensed financial statements present:

         1. Consolidating condensed balance sheets as of December 31, 2001 and 2000, and consolidating condensed statements of operations and cash flows for the years ended December 31, 2001, 2000 and 1999.

         2. Numatics, Incorporated (the Parent), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries (consisting of the Parent's foreign subsidiaries).

         3. Elimination entries necessary to consolidate the parent and all of its subsidiaries.

Management does not believe that separate financial statements of the Guarantor Subsidiaries are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented.

                             Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                                                 Balance Sheet

                                               December 31, 2001

                                                 Guarantor      Non-Guarantor
                                   Parent       Subsidiaries     Subsidiaries    Eliminations     Consolidated
                              ---------------------------------------------------------------------------------
Trade receivables             $   8,654,985    $   1,753,498    $   7,006,937    $          --    $  17,415,420
Inventories                      19,582,043        4,317,761       10,211,537         (992,000)      33,119,341
Other                             3,769,247          259,639        1,801,501               --        5,830,387
                              ---------------------------------------------------------------------------------
Total current assets             32,006,275        6,330,898       19,019,975         (992,000)      56,365,148

Goodwill, net of
   accumulated amortization       1,248,777               --        2,441,319        1,125,845        4,815,941

Other                            23,382,489           40,572        1,214,872      (12,067,109)      12,570,824

Intercompany amounts             19,400,659          895,713        7,539,936      (27,836,308)              --

Property, plant and
   equipment, net of
   accumulated depreciation      25,410,717        1,062,778        4,717,235               --       31,190,730
                              ---------------------------------------------------------------------------------
                              $ 101,448,917    $   8,329,961    $  34,933,337    $ (39,769,572)   $ 104,942,643
                              =================================================================================

Accounts payable and
   accrued expenses           $   6,916,818    $     451,354    $   2,629,241    $          --    $   9,997,413
Compensation and
   employee benefits              1,175,320          136,472        1,034,280               --        2,346,072
Current portion of
   long-term debt                 1,711,249               --          269,169               --        1,980,418
Other                                20,467          (20,171)         704,171               --          704,467
                              ---------------------------------------------------------------------------------
Total current liabilities         9,823,854          567,655        4,636,861               --       15,028,370

Long-term debt less current
   portion                      154,987,882          198,221        4,680,157               --      159,866,260

Other                             8,013,774               --          374,074          397,576        8,785,424

Intercompany amounts              7,564,923        4,078,376       16,193,009      (27,836,308)              --

Accumulated deficiency          (78,941,516)       3,485,709        9,049,236      (12,330,840)     (78,737,411)
                              ---------------------------------------------------------------------------------
                              $ 101,448,917    $   8,329,961    $  34,933,337    $ (39,769,572)   $ 104,942,643
                              =================================================================================

                             Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                                                 Balance Sheet

                                               December 31, 2000

                                                 Guarantor      Non-Guarantor
                                   Parent       Subsidiaries     Subsidiaries    Eliminations     Consolidated
                              ---------------------------------------------------------------------------------
Trade receivables             $  11,960,414    $   2,327,376    $   7,738,992                     $  22,026,782
Inventories                      22,211,393        4,627,673       13,171,112    $  (1,290,000)      38,720,178
Other                             3,268,831          516,999        1,206,868               --        4,992,698
                              ---------------------------------------------------------------------------------
Total current assets             37,440,638        7,472,048       22,116,972       (1,290,000)      65,739,658

Goodwill, net of
   accumulated amortization       1,339,029               --        2,770,142        1,348,109        5,457,280

Other                            20,993,317           40,572          378,889      (11,605,609)       9,807,169

Intercompany amounts             24,623,197          574,554        3,518,234      (28,715,985)              --

Property, plant and
   equipment, net of
   accumulated depreciation      27,058,118        1,207,336        5,295,275               --       33,560,729
                              ---------------------------------------------------------------------------------
                              $ 111,454,299    $   9,294,510    $  34,079,512    $ (40,263,485)   $ 114,564,836
                              =================================================================================

Accounts payable and
   accrued expenses           $   9,131,480    $   1,005,824    $   3,384,743    $          --    $  13,522,047
Compensation and
   employee benefits              2,894,599          169,009        1,187,351               --        4,250,959
Current portion of
   long-term debt                 2,915,744               --          635,198               --        3,550,942
Other                              (240,434)        (102,577)         475,624               --          132,613
                              ---------------------------------------------------------------------------------
Total current liabilities        14,701,389        1,072,256        5,682,916                        21,456,561

Long-term debt less current
   portion                      154,479,046          277,024        5,891,776               --      160,647,846

Other                             6,566,256               --            1,817          742,682        7,310,755

Intercompany amounts             10,491,191        4,715,168       13,509,626      (28,715,985)              --

Accumulated deficiency          (74,783,583)       3,230,062        8,993,377      (12,290,182)     (74,850,326)
                              ---------------------------------------------------------------------------------
                              $ 111,454,299    $   9,294,510    $  34,079,512    $ (40,263,485)   $ 114,564,836
                              =================================================================================

                             Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                                          Statement of Operations

                                        Year ended December 31, 2001

                                              Guarantor     Non-Guarantor
                                Parent       Subsidiaries    Subsidiaries     Eliminations    Consolidated
                           --------------------------------------------------------------------------------
Net sales                  $  76,871,429    $  13,204,578   $  43,422,069    $ (19,935,000)   $ 113,563,076
Costs and expenses            64,177,962       12,787,738      40,938,958      (20,010,736)      97,893,922
                           --------------------------------------------------------------------------------
Operating income              12,693,467          416,840       2,483,111           75,736       15,669,154
Interest and other            15,362,331          161,192       2,557,888         (628,568)      17,452,843
                           --------------------------------------------------------------------------------
Net income (loss)          $  (2,668,864)   $     255,648   $     (74,777)   $     704,304    $  (1,783,689)
                           ================================================================================

                                          Statement of Operations

                                        Year ended December 31, 2000

                                              Guarantor     Non-Guarantor
                                Parent       Subsidiaries    Subsidiaries     Eliminations    Consolidated
                           --------------------------------------------------------------------------------
Net sales                  $ 104,140,921    $  18,503,976   $  49,776,681    $ (26,561,000)   $ 145,860,578
Costs and expenses            88,645,996       18,344,588      46,293,126      (26,386,736)     126,896,974
                           --------------------------------------------------------------------------------
Operating income              15,494,925          159,388       3,483,555         (174,264)      18,963,604
Interest and other            16,620,752           97,209       2,846,188           58,695       19,622,844
                           --------------------------------------------------------------------------------
Net income (loss)          $  (1,125,827)   $      62,179   $     637,367    $    (232,959)   $    (659,240)
                           ================================================================================

                                          Statement of Operations

                                        Year ended December 31, 1999

                                              Guarantor     Non-Guarantor
                                Parent       Subsidiaries    Subsidiaries     Eliminations    Consolidated
                           --------------------------------------------------------------------------------
Net sales                  $  99,872,108    $  19,195,666   $  48,159,686    $ (27,107,000)   $ 140,120,460
Costs and expenses            82,434,596       17,535,906      46,571,632      (26,622,032)     119,920,102
                           --------------------------------------------------------------------------------
Operating income              17,437,512        1,659,760       1,588,054         (484,968)      20,200,358
Interest and other            16,271,424          761,215       2,152,926          129,165       19,314,730
                           --------------------------------------------------------------------------------
Net income (loss)          $   1,166,088    $     898,545   $    (564,872)   $    (614,133)   $     885,628
                           ================================================================================

                             Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                                       Statement of Cash Flows

                                    Year ended December 31, 2001

                                              Guarantor    Non-Guarantor
                                 Parent     Subsidiaries   Subsidiaries   Eliminations  Consolidated
                             -----------------------------------------------------------------------
Net cash provided by
   operating activities      $ 4,957,529    $ 1,018,969    $ 3,447,063    $   (13,460)   $ 9,410,101

Cash flows from investing
   activities:
Capital expenditures          (1,571,046)       (56,723)      (343,755)            --     (1,971,524)
Other investments               (279,959)            --        238,695             --        (41,264)
                             -----------------------------------------------------------------------
Net cash used in investing
   activities                 (1,851,005)       (56,723)      (105,060)            --     (2,012,788)

Cash flows from financing
   activities:
Debt proceeds (repayments)    (1,786,518)       (78,803)    (1,588,785)            --     (3,454,106)
Debt issuance costs           (2,555,524)            --       (471,493)            --     (3,027,017)
Extraordinary item              (286,722)            --        (17,096)            --       (303,818)
                             -----------------------------------------------------------------------
Net cash used in financing
   activities                 (4,628,764)       (78,803)    (2,077,374)            --     (6,784,941)
Other                                 --             --        (44,872)       352,260        307,388
Intercompany accounts          1,779,008       (994,316)      (432,432)      (352,260)            --
                             -----------------------------------------------------------------------
Net increase (decrease) in
   cash                          256,768       (110,873)       787,325        (13,460)       919,760
Cash and equivalents, at
   beginning of year             144,294        318,130        499,383         13,460        975,267
                             -----------------------------------------------------------------------
Cash and equivalents, at
   end of year               $   401,062    $   207,257    $ 1,286,708    $        --    $ 1,895,027
                             =======================================================================

                             Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                                       Statement of Cash Flows

                                     Year ended December 31, 2000

                                              Guarantor     Non-Guarantor
                                 Parent      Subsidiaries   Subsidiaries   Eliminations  Consolidated
                              -----------------------------------------------------------------------
Net cash provided by
   operating activities       $ 1,630,295    $   343,916    $ 1,171,567    $        --    $ 3,145,778

Cash flows from investing
   activities:
Capital expenditures           (3,703,794)      (419,278)    (1,464,782)            --     (5,587,854)
Other investments                 227,597           (400)        30,318             --        257,515
                              -----------------------------------------------------------------------
Net cash used in investing
   activities                  (3,476,197)      (419,678)    (1,434,464)            --     (5,330,339)

Cash flows from financing
   activities:
Debt proceeds (repayments)      2,305,730        (77,390)      (241,798)            --      1,986,542
Debt issuance costs                    --             --             --             --             --
                              -----------------------------------------------------------------------
Net cash provided by (used
   in) financing activities     2,305,730        (77,390)      (241,798)            --      1,986,542
Other                                  (1)            --        (50,580)      (328,196)      (378,777)
Intercompany accounts            (427,470)         2,012         97,262        328,196             --
                              -----------------------------------------------------------------------
Net increase (decrease) in
   cash                            32,357       (151,140)      (458,013)            --       (576,796)
Cash and equivalents, at
   beginning of year              116,244        469,270        966,549             --      1,552,063
                              -----------------------------------------------------------------------
Cash and equivalents, at
   end of year                $   148,601    $   318,130    $   508,536    $        --    $   975,267
                              =======================================================================

                             Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                                       Statement of Cash Flows

                                     Year ended December 31, 1999

                                              Guarantor     Non-Guarantor
                                 Parent      Subsidiaries   Subsidiaries   Eliminations  Consolidated
                              -----------------------------------------------------------------------
Net cash provided by
   operating activities       $ 3,762,337    $   618,628    $   (86,530)   $        --    $ 4,294,435

Cash flows from investing
   activities:
Capital expenditures           (5,136,096)      (336,334)      (934,549)            --     (6,406,979)
Other investments                 (24,771)         1,534         26,922             --          3,685
                              -----------------------------------------------------------------------
Net cash used in investing
   activities                  (5,160,867)      (334,800)      (907,627)            --     (6,403,294)

Cash flows from financing
   activities:
Debt proceeds (repayments)      2,562,499        (73,602)       (60,573)            --      2,428,324
Debt issuance costs                    --             --         74,173             --         74,173
                              -----------------------------------------------------------------------
Net cash provided by (used
   in) financing activities     2,562,499        (73,602)        13,600             --      2,502,497
Other                                  --             --        726,467       (689,184)        37,283
Intercompany accounts          (1,159,217)       190,397        279,636        689,184             --
                              -----------------------------------------------------------------------
Net increase in cash                4,752        400,623         25,546             --        430,921
Cash and cash equivalents,
   at beginning of year           111,492         68,647        941,003             --      1,121,142
                              -----------------------------------------------------------------------
Cash and cash equivalents
   at end of year             $   116,244    $   469,270    $   966,549    $        --    $ 1,552,063
                              =======================================================================

                             Numatics, Incorporated

9. Quarterly Financial Data (Unaudited)


2001                    1st Qtr.         2nd Qtr.         3rd Qtr.        4th Qtr.          Total
                    ---------------------------------------------------------------------------------
Net sales           $  32,761,914    $  29,538,980    $  26,738,688   $  24,523,494    $ 113,563,076
Gross profit           11,891,365       11,459,235       11,031,068       8,653,461       43,035,129
Net income (loss)   $    (558,691)   $    (192,923)   $     863,815   $  (1,895,890)   $  (1,783,689)


2000                    1st Qtr.         2nd Qtr.         3rd Qtr.        4th Qtr.          Total
                    ---------------------------------------------------------------------------------

Net sales           $  37,129,791    $  39,576,749    $  36,596,534   $  32,557,504    $ 145,860,578
Gross profit           14,673,611       14,677,109       13,699,431      10,482,803       53,532,954
Net income (loss)   $     678,726    $     507,728    $      44,083   $  (1,889,777)   $    (659,240)


1999                    1st Qtr.         2nd Qtr.         3rd Qtr.        4th Qtr.          Total
                    ---------------------------------------------------------------------------------

Net sales           $  34,367,875    $  34,076,759    $  35,249,776   $  36,426,050    $ 140,120,460
Gross profit           12,645,188       13,379,646       13,071,641      13,338,366       52,434,841
Net income (loss)   $    (272,441)   $     333,288    $     977,852   $    (153,071)   $     885,628


10. Subsequent Event

On January 3, 2002, the Company purchased 210,083 shares of treasury stock for $2,257,284, primarily through the issuance of notes payable to the former shareholders.